Exhibit 99.1

Perry Ellis International Reports Fourth Quarter and Full Fiscal 2017 Results

MIAMI, March 22, 2017 (GLOBE NEWSWIRE) — Perry Ellis International, Inc. (Nasdaq:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2017”) and the fiscal year ended January 28, 2017 (“fiscal 2017”).

Key Fiscal 2017 Financial Accomplishments and Operational Highlights:

•	GAAP diluted EPS of $0.95 increased from a GAAP loss of $0.49 per share in fiscal 2016

•	Adjusted diluted EPS increased 13% to $2.04 from $1.81 in fiscal 2016

•	Gross margin expanded 150 basis points to 37.0%

•	Adjusted gross margin expanded 140 basis points to a record 37.2%

•	Delivered $2.78 per share in operating cash flow driven in part by a 17% decrease in inventory to $151 million from $183 million in fiscal year 2016

•	Generated cost savings of $7.0 million for fiscal 2017 on top of $7.8 million in fiscal 2016.

Company introduces guidance for fiscal year 2018 for revenues in a range of $870 million to $880 million and adjusted diluted earnings per share in a range of $2.07 to $2.17.

Oscar Feldenkreis, Chief Executive Officer and President commented, “Fiscal 2017 saw solid progress on our strategic plan, which led to sales growth in our core global brands, expansion in gross margin and earnings in line with guidance. While $12 million in revenues were held back in the fourth quarter as certain retail partners lowered shipments in a challenging retail environment, the strength of our sell through rates enabled us to recapture the majority of these sales shipments at the start of fiscal 2018. We believe this is a testament to the power of our lifestyle brands, the strength of our design and marketing, and the disciplined execution of our strategy by our team.”

Fiscal 2017 Fourth Quarter Results

Total revenue for the fourth quarter of fiscal 2017 was $204 million, a 4.7% decrease (3.3% decrease on constant currency) compared to $214 million reported in the fourth quarter of fiscal 2016. This reflected a 1.4% (3.2% on constant currency) increase in men’s business including Perry Ellis, Original Penguin, Golf Lifestyle Apparel and Nike, offset by a number of factors, including a comparable sales decline of 6.2% within our direct-to-consumer (“DTC”) business as store traffic dropped by 15%, and at wholesale, industry softness, which impacted wholesale shipments and replenishment deliveries during the second half of January.

We managed our assortments and inventory well, which led to the expansion of adjusted gross margin by 150 basis points to 38.7% from 37.2% in fourth quarter of fiscal 2016. Strength in the Company’s Perry Ellis, Golf Lifestyle Apparel and Nike business led to the margin increase. (Adjusted gross margin excludes certain items as outlined in Table 2 Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin).

For the fourth quarter of fiscal 2017, gross margin expansion coupled with tight expense discipline enabled the Company to expand adjusted EBITDA margins to 8.4% as compared to 6% in the fourth quarter of fiscal 2016. (Adjusted EBITDA excludes certain items as outlined in Table 3, Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.)

As reported under GAAP, the fourth quarter of fiscal 2017 net income was $9.0 million or $0.59 per diluted share, compared to a loss of $17.7 million, or $1.18 per diluted share, in the fourth quarter of fiscal 2016. Adjusted net income for the fourth quarter of fiscal 2017 totaled $10.1 million or $0.66 per diluted share as compared to $5.4 million or $0.35 per fully diluted share in the fourth quarter of fiscal 2016. (Adjusted net income and adjusted earnings per diluted share exclude certain items as outlined in Table 1 Reconciliation of net income (loss) and income (loss) per diluted share to adjusted net income and adjusted net income per diluted share.)

Fiscal 2017 Results

Fiscal 2017 revenues were $861 million, as compared to $900 million in fiscal 2016. The Company’s core brands saw revenue growth of 1.6% (3.2% on constant currency) in the year. This was offset by planned reductions of $20 million in exited brands and an $11 million reduction in special market programs. The 2017 fiscal year also saw an $11 million negative impact from unfavorable foreign exchange rates, a decline of $15 million in womens’ shipments as well wholesale shipments totaling $12 million which shifted to the first quarter of fiscal 2018.

Adjusted earnings per diluted share for fiscal 2017 were $2.04 compared to adjusted earnings per diluted share of $1.81 in fiscal 2016. Adjusted earnings per diluted share exclude the costs outlined in the attached Table 1 for both fiscal periods.

On a GAAP basis, net income for fiscal 2017 was $14.5 million, or $0.95 per diluted share, compared to a GAAP net loss of $7.3 million, or $0.49 per diluted share, for fiscal 2016.

Earnings before interest, taxes, depreciation, amortization and impairments, as adjusted (“adjusted EBITDA”) for fiscal 2017 totaled $57.2 million, or 6.6% of total revenues, as compared to $55.3 million, or 6.1% of total revenues, in fiscal 2016. (Adjusted EBITDA excludes certain items as outlined in Table 3, Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” for a reconciliation of net loss/income to adjusted EBITDA.)

Adjusted gross margin for fiscal 2017 was 37.2% compared to adjusted gross margin of 35.8% in fiscal 2016. Gross margin was positively impacted during fiscal 2017 by favorable product performance which led to increases in merchandising margin in the Company’s domestic businesses. In addition, gross margin benefited from a mix driven by an increase in licensing revenues, which have a higher gross margin than other revenues. (Adjusted gross margin excludes certain items as outlined in Table 2, Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin.)

Selling, general and administrative (“SG&A”) expenses totaled $280.0 million for fiscal 2017 as compared to $275.9 million in fiscal 2016. SG&A in fiscal 2017 included $10.1 million in pension plan termination expense, as well as $7.2 million related to exited brands, consolidation of operations and strategic initiatives. SG&A in fiscal 2016 included $4.4 million related to pension costs associated with lump sum settlement payments on the termination of the Company’s defined benefit plan as well as $5.5 million related to exited brands, consolidation of operations and strategic initiatives.

Balance Sheet

The Company’s financial position continues to be very strong. Year-end cash and investments at the end of fiscal 2017 totaled $30.7 million with $50 million of long-term debt. The Company’s net debt to total capitalization stood at 17.2% at fiscal 2017 year-end as compared to 23.9% at the end of fiscal 2016. Working capital management continues to be a critical focus across the organization as inventory turned at approximately 4.0x for fiscal 2017.

Update on Strategic Priorities for Fiscal 2017 to Enhance Profitability

George Feldenkreis, Executive Chairman, Perry Ellis International, commented, “While the global retail landscape continues to be rapidly changing with major foreign currencies largely weakening against the U.S. dollar and unpredictable and volatile global consumer spending, we believe that we have successfully navigated this environment having delivered a year of enhanced margins and profitability. We continue to invest in our digital platform which we believe will become more critical in the future given evolving consumer shopping trends. We believe that our best-in-class teams will continue to manage the volatility by leveraging our powerful brand platforms and operations, while not losing sight of our long-term vision. We are committed to delivering stockholder value and our recent licensing announcements demonstrate our belief in taking strategic actions and making investments to support the long-term growth potential of Perry Ellis International and our businesses.”

The Company’s focused strategy includes:

•	Focusing on high performing, high growth brands and businesses. Continuing to optimize our competitive position by delivering exceptional product with innovation and differentiation. Key priorities will focus across our global growth brands led by Perry Ellis, Original Penguin, Golf Lifestyle as well as our licensed Nike Swim business.

•	Strengthening strategic brand position in the menswear arena through the wholesale, retail and licensing of our core brands. By focusing on the consumer experience through retail shops, digital interplay and social media outreach, we are making our brands relevant to connect with a wide range of customers.

•	Expanding international distribution through direct investment in North America and Europe as well as strategic partnerships with licensees and other partners. During fiscal 2017, the Company signed 22 new licenses that extended seven of the Company’s brands across geographies and product categories. The Company realized 6% revenue growth internationally on a constant currency basis but maintained a 13% mix of international to total revenues (14% on a constant currency basis).

•	Enhancing the DTC channel. The Company held DTC to 11% of total revenue despite the closure of 10 store locations during the year. Driving more profitability through physical stores is critical with increasing focus on conversion. The Company realized a 50 basis point conversion improvement in its stores for the year with traffic declining close to 10% for the year. Retail comparable store sales were down 5.7% for the 2017 fiscal year while comparable store margins were down 1.8%. Ecommerce performed well growing 18% during fiscal 2017.

•	Driving operational efficiencies through process enhancements, inventory management and sourcing improvements. The Company streamlined its internal team and reporting processes to simplify the business and improve operating performance. Savings for the 2017 fiscal year totaled $7.0 million after delivering $7.8 million in fiscal 2016. Supply chain and speed to market will be critical focus areas for fiscal 2018 and beyond.

Fiscal 2018 Guidance

For fiscal 2018, the Company expects total revenues in the range of $870 to $880 million, taking a conservative view as retail store closures across the industry continue to be a consistent theme. Adjusted diluted earnings per share are expected in a range of $2.07 to $2.17.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Original Penguin® by Munsingwear®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Grand Slam®, John Henry®, Manhattan®, Axist®, Jantzen® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, including, but not limited to those caused by port disruptions, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, the impact to our business resulting from the United Kingdom’s referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Contact:

Annette Ramos, Investor Relations

305-873-1488

Annette.ramos@pery.com

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Revenues
Net sales	$195,572	$205,464	$825,086	$864,806
Royalty income	8,608	8,899	36,000	34,709

Total revenues	204,180	214,363	861,086	899,515
Cost of sales	125,690	134,633	542,578	580,448

Gross profit	78,490	79,730	318,508	319,067
Operating expenses
Selling, general and administrative expenses	64,585	73,132	280,019	275,863
Depreciation and amortization	3,825	3,542	14,542	13,693
Impairment on long-lived assets	1,451	26,626	1,451	26,626

Total operating expenses	69,861	103,300	296,012	316,182
Gain on sale of long-lived assets	—	4,476	—	3,779

Operating income (loss)	8,629	(19,094)	22,496	6,664
Costs on early extinguishment of debt	195	—	195	5,121
Interest expense	1,743	1,844	7,395	9,267

Net income (loss) before income taxes	6,691	(20,938)	14,906	(7,724)
Income tax (benefit) provision	(2,306)	(3,243)	389	(432)

Net income (loss)	$8,997	$(17,695)	$14,517	$(7,292)

Net income (loss), per share
Basic	$0.60	$(1.18)	$0.97	$(0.49)

Diluted	$0.59	$(1.18)	$0.95	$(0.49)

Weighted average number of shares outstanding
Basic	14,983	15,030	14,936	14,968
Diluted	15,352	15,030	15,215	14,968

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	January 28, 2017	January 30, 2016
Assets
Current assets:
Cash and cash equivalents	$30,695	$31,902
Investments	10,921	9,782
Accounts receivable, net	140,240	132,066
Inventories	151,251	182,750
Other current assets	8,109	10,279

Total current assets	341,216	366,779

Property and equipment, net	61,835	63,908
Intangible assets, net	187,051	187,919
Deferred income taxes	334	442
Other assets	2,269	2,927

Total assets	$592,705	$621,975

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$92,843	$103,684
Accrued expenses and other liabilities	20,861	26,497
Accrued interest payable	1,450	1,521
Deferred pension obligation	—	12,107
Unearned revenues	2,710	4,213

Total current liabilities	117,864	148,022

Long term liabilities:
Senior subordinated notes payable, net	49,673	49,528
Senior credit facility	22,504	61,758
Real estate mortgages	33,591	21,318
Unearned revenues and other long-term liabilities	55,386	49,868

Total long-term liabilities	161,154	182,472

Total liabilities	279,018	330,494

Equity

Total equity	313,687	291,481

Total liabilities and equity	$592,705	$621,975

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of net income (loss) and income(loss) per diluted share to adjusted net income and adjusted net income per diluted share

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net (loss) income	$8,997	$(17,695)	$14,517	$(7,292)
Adjustments:
Impairment on long-lived assets	1,451	26,626	1,451	26,626
Costs on exited brands	493	—	1,362	2,138
Costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	920	1,837	7,231	5,488
Costs of pension settlement	1,792	4,427	10,092	4,427
Costs on early extinguishment of debt	195	—	195	5,121
Gain on sale of long-lived assets	—	(4,476)	—	(3,779)
Tax expense	(3,760)	(5,886)	(3,760)	(5,553)
Provision for income tax valuation	—	529	—	529

Net income, as adjusted (1)	$10,088	$5,362	$31,088	$27,705

	Three Months Ended		Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net (loss) income per share, diluted	$0.59	$(1.18)	$0.95	$(0.49)

Net per share impairment on long-lived assets	0.09	1.37	0.10	1.37
Net per share costs on exited brands	0.03	—	0.09	0.14
Net per share costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	0.07	0.12	0.48	0.37
Net per share costs of pension settlement	(0.13)	0.29	0.41	0.30
Net per share costs on early extinguishment of debt	0.01	—	0.01	0.34
Net per share loss on sale of long-lived assets	—	(0.31)	—	(0.22)
Net per share gain on provision for income tax valuation	—	0.04	—	0.04
Adjustment for using diluted share count (1)		0.02	—	(0.04)

Adjusted net income per share, diluted (1)	$0.66	$0.35	$2.04	$1.81

(1)	Net income, as adjusted, and adjusted net income per share, diluted, consist of net (loss) income or net (loss) income per share, diluted, as the case may be, adjusted for the impact of impairment on long-lived assets, the costs on exited brands, costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives, costs of pension settlement, cost on early extinguishment of debt, loss on sale of long-lived assets and provision for income tax valuation. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Gross profit	$78,490	$79,730	$318,508	$319,067

Costs on exited brands	493	—	1,362	2,138
Costs of streamlining and consolidation of operations, and other strategic initiatives	—	42	290	952

Gross profit, as adjusted	$78,983	$79,772	$320,160	$322,157

Total revenues	$204,180	$214,363	$861,086	$899,515

Gross margin, as adjusted	38.7%	37.2%	37.2%	35.8%

(1)	Adjusted gross profit consists of gross profit adjusted for costs on exited brands and costs of streamlining and consolidation of operations, and other strategic initiatives. We believe these costs are not indicative of our core operations and thus we have removed them to provide investors and analysts with a more comparable result when comparing our operating performance to that of the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 3

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Net income (loss)	$8,997	$(17,695)	$14,517	$(7,292)

Depreciation and amortization	3,825	3,542	14,542	13,693
Interest expense	1,743	1,844	7,395	9,267
Costs on early extinguishment of debt	195	—	195	5,121
Income tax provision	(2,306)	(3,243)	389	(432)

EBITDA	12,454	(15,552)	37,038	20,357

Adjustments:
Impairment on long-lived assets	1,451	26,626	1,451	26,626
Costs on exited brands	493	—	1,362	2,138
Costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives	920	1,837	7,231	5,488
Costs of pension settlement	1,792	4,427	10,092	4,427
Loss on sale of long-lived assets	—	(4,476)	—	(3,779)

EBITDA, as adjusted	$17,110	$12,862	$57,174	$55,257

Gross profit	$78,490	$79,730	$318,508	$319,067
Adjustments:
Selling, general and administrative expenses	(64,585)	(73,132)	(280,019)	(275,863)
Costs on exited brands	493	—	1,362	2,138
Costs of streamlining and consolidation of operations, and other strategic initiatives	920	1,837	7,231	5,488
Costs of pension settlement	1,792	4,427	10,092	4,427

EBITDA, as adjusted	$17,110	$12,862	$57,174	$55,257

Total revenues	$204,180	$214,363	$861,086	$899,515

EBITDA margin percentage of revenues	8.4%	6.0%	6.6%	6.1%

(1)	Adjusted EBITDA consists of income (loss) before interest, taxes, depreciation, amortization, costs on early extinguishment of debt, impairment on long-lived assets, costs on exited brands, costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives, costs of pension settlement, as well as the loss on sale of long-lived assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.